EXHIBIT 12(a)


COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

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

                           Twelve    Three
                           Months    Months
                           Ended     Ended
                           July 3,   July 3,             Year Ended
(millions, except ratios)  1999      1999   1998   1997  1996    1995   1994
                      (unaudited) (unaudited)
Fixed Charges
 Interest and amortization
  of debt discount and
  expense on all
  indebtedness        $1,333     $647   $1,423 $1,409 $1,365 $1,373 $1,279

 Add interest element
   implicit in rentals   137       72      144    147    121    119    114
                       1,470      719    1,567  1,556  1,486  1,492  1,393
Interest Capitalized       5        2        5      3      5      4      1
Total fixed charges   $1,475     $721   $1,572 $1,559 $1,491 $1,496 $1,394

Income
 Income from continuing
  operations          $1,080     $477   $1,072 $1,188 $1,271 $1,025 $  857
 Deduct undistributed
  net income
  of unconsolidated
  companies               10        3       11     13      8       9   (7)
                       1,070      474    1,061  1,175  1,263   1,016   864
Add
 Fixed charges
  (excluding interest
  capitalized)         1,470      719    1,567  1,556  1,486  1,492 1,393
 Income taxes            753      301      766    912    834    703   614
  Income before fixed
   charges and
   income taxes       $3,293   $1,494   $3,394 $3,643 $3,583 $3,211$2,871

Ratio of income to fixed
 charges                2.23     2.07     2.16   2.34   2.40   2.15  2.06

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